As filed with the Securities and Exchange Commission on August 22, 2007
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIRTUSA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
04-3512883
(I.R.S. Employer Identification No.)
Virtusa Corporation
2000 West Park Drive
Westborough, MA 01581
(Address of Principal Executive Offices) (Zip Code)

2000 Stock Option Plan
2005 Stock Appreciation Rights Plan
2007 Stock Option and Incentive Plan
Nonqualified Stock Option Agreement with Martin Trust,
dated September 22, 2004
Nonqualified Stock Option Agreement with Danford F. Smith, dated
September 22, 2004, as amended by the
Amendment to Nonqualified Stock Option
Agreement, dated December 1, 2005
(Full Title of the Plan)

Kris Canekeratne
Chief Executive Officer
Virtusa Corporation
2000 West Park Drive
Westborough, MA 01581
(Name and Address of Agent for Service)
(508) 389-7300
Telephone Number, Including Area Code, of Agent For Service.

Copies to:

John J. Egan III, Esq. Edward A. King, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Paul D. Tutun, Esq. Vice President and General Counsel Virtusa Corporation 2000 West Park Drive Westborough, MA 01581 (508) 389-7300

CALCULATION OF REGISTRATION FEE

		Proposed
	Amount	Maximum	Proposed Maximum
Title of Each Class of Securities	To Be	Offering Price	Aggregate Offering		Amount of
To Be Registered	Registered(1)	Per Share	Price		Registration Fee

2000 Stock Option Plan
Common Stock, par value $.01 per share	41,040	$0.31	$12,722	(2)
	754,926	$1.57	$1,185,234	(2)
	10,796	$2.38	$25,694	(2)
	198,082	$2.88	$570,476	(2)
	149,126	$2.97	$442,904	(2)
	345,545	$4.19	$1,447,834	(2)
	14,373	$4.54	$65,253	(2)
	19,166	$5.32	$101,963	(2)
	348,837	$5.48	$1,911,627	(2)
	84,363	$6.26	$528,112	(2)
	110,678	$6.89	$762,571	(2)
	27,565	$7.20	$198,468	(2)
	181,696	$7.39	$1,342,733	(2)
	23,960	$10.08	$241,517	(2)

2005 Stock Appreciation Rights Plan
Common Stock, par value $.01 per share	61,888	$1.57	$97,164	(2)
	5,810	$2.38	$13,828	(2)
	2,396	$2.88	$6,900	(2)
	4,256	$2.97	$12,640	(2)
	38,279	$4.19	$160,389	(2)
	4,949	$4.54	$22,468	(2)
	9,307	$5.32	$49,513	(2)
	7,001	$5.48	$38,365	(2)
	27,867	$6.26	$174,447	(2)
	6,885	$6.89	$47,438	(2)
	10,018	$7.20	$72,130	(2)
	3,562	$7.39	$26,323	(2)
	2,556	$10.08	$25,764	(2)

2007 Stock Option and Incentive Plan(4)
Common Stock, par value $.01 per share	321,608	$14.00	$4,502,512	(2)
	522,612	$11.88	$6,208,631	(3)

Nonqualified Stock Option Agreement with Martin Trust, dated September 22, 2004, Common Stock, par value $.01 per share	70,333	$6.89	$484,594	(2)

		Proposed
	Amount	Maximum	Proposed Maximum
Title of Each Class of Securities	To Be	Offering Price	Aggregate Offering		Amount of
To Be Registered	Registered(1)	Per Share	Price		Registration Fee

Nonqualified Stock Option Agreement with Danford F. Smith, dated September 22, 2004, as amended by the Amendment to Nonqualified Stock Option Agreement, dated December 1, 2005, Common Stock, par value $.01 per share	798,722	$2.38	$1,900,958	(2)

TOTAL:	4,208,202		$22,681,172			$696.31

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)	An assumed price of $11.88 per share, which on August 20, 2007 was the average of the high and low prices reported on the NASDAQ Global Market for the Registrant’s common stock, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h) and has been used only for those shares without a fixed exercise price.

(4)	To the extent outstanding awards under the 2000 Stock Option and 2005 Stock Appreciation Rights Plans expire or are cancelled or terminated without having been exercised in full, the shares of common stock subject to such awards will be available for future issuance under the 2007 Stock Option and Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.  Plan Information.*
Item 2.  Registrant Information and Employee Plan Annual Information.*
     *The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
     The following documents filed with the Commission are incorporated by reference in this Registration Statement:
(a)	The Registrant’s Prospectus dated August 2, 2007, as filed on August 3, 2007 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-141952), as amended (the “Registration Statement”);
(b)	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 27, 2007, including any amendment or report filed for the purpose of updating such description, which incorporate by reference the information contained in the Registration Statement; and
(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s document referred to in (a) above.
     All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.
Item 4.  Description of Securities.
     Not applicable.

Item 5.  Interests of Named Experts and Counsel.
     Partners of Goodwin Procter llp, currently beneficially own an aggregate of 9,712 shares of the Registrant’s common stock.
Item 6.  Indemnification of Directors and Officers.
     The Delaware General Corporation Law and the Registrant’s charter and bylaws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant will indemnify its directors and officers with respect to actions taken by them in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s Seventh Amended and Restated Certificate of Incorporation and Amended and Restated By-laws filed as Exhibits 3.3 and 3.2 to the Registration Statement on Form S-1 (File No. 333-141952), respectively.
     The Registrant has entered into agreements with certain of its directors that also provide for such indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has an existing directors and officers liability insurance policy to insure such persons against certain liabilities.
     The Registrant is party to an underwriting agreement which provides that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-141952).
Item 7.  Exemption From Registration Claimed.
     Not applicable.
Item 8.  Exhibits.
     See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.
Item 9.  Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on August 22, 2007.

Virtusa corporation
By:	/s/ Kris A. Canekeratne
Kris A. Canekeratne
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Virtusa Corporation (the “Company”), hereby severally constitute and appoint Kris A. Canekeratne, Danford F. Smith and Thomas R. Holler, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on August 22, 2007:

/s/ Kris A. Canekeratne Kris A. Canekeratne	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Danford F. Smith Danford F. Smith	President, Chief Operating Officer and Director

/s/ Thomas R. Holler Thomas R. Holler	Executive Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Robert E. Davoli Robert E. Davoli	Director

/s/ Andrew P. Goldfarb Andrew P. Goldfarb	Director

/s/ Izhar Armony Izhar Armony	Director

/s/ Ronald T. Maheu Ronald T. Maheu	Director

/s/ Martin Trust Martin Trust	Director

/s/ Rowland T. Moriarty Rowland T. Moriarty	Director

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

3.1	Seventh Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-141952) and incorporated herein by reference)

3.2	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-141952) and incorporated herein by reference)

4.1	Specimen Stock Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-141952) and incorporated herein by reference)

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)